HUBEI MINKANG PHARMACEUTICAL LTD.
55 Ubi Ave. 3, #03-01, Mintwell Building
Singapore 408864

Symbol: HBMK- OTCBB
February 29, 2012

News Release

Hubei Minkang Pharmaceutical Co., Ltd. Signs an MOU with
Henan Wanlong Pharmaceutical

Yichang, Hubei, China - Hubei Minkang Pharmaceutical Ltd. ("Hubei Minkang" or the "Company") is pleased to announce that its Chinese subsidiary, Hubei Minkang Pharmaceutical Co., Ltd. ("Hubei PRC") has recently signed a Memorandum of Understanding with Henan Wanlong Pharmaceutical Co., Ltd. ("Henan Wanlong") of Zhengzhou, Henan, China with respect to a proposal for Hubei PRC to acquire 51% of Henan Wanlong to expand distribution and increase sales growth.

The proposed transaction with Henan Wanlong would result in the Company indirectly acquiring 51% of Henan Wanlong through a share exchange, a modest capital injection by the Company into Henan Wanlong to support business expansion and provide the Company with access to Henan Wanlong's extensive sales network allowing for wider distribution of Hubei Minkang's products to generate substantial sales growth.

Henan Wanlong is a sales distribution company focused on supplying injection drugs to hospitals throughout China. Current turnover is estimated at RMB 700 million to 800 million (US $111 million to $127 million). For the past five years, Henan Wanlong has been the sole distributor for Hubei Minkang's flagship drug, Yinxing Damo Zhusheye. The contract was recently renewed for another three years.

According to Hubei Minkang's President, CEO and Director, Lee Tong Tai, the MOU with Henan Wanlong is another key step in Hubei Minkang's ongoing strategic plan to expand its distribution network throughout China.

"We know the market for injectable drugs is continuing to expand," said Mr. Lee. "Collaborating with Henan Wanlong creates an opportunity to access hospitals throughout China and take advantage of that growth."

About Hubei Minkang

Hubei Minkang Pharmaceutical Co., Ltd. is a modern pharmaceutical enterprise that produces and markets Traditional Chinese Medicines and some chemical pharmaceuticals in China as well as markets its products to the US, Japan, Canada, Singapore, Malaysia, Thailand and Hong Kong among other countries. Hubei Minkang's main facilities are located in Yichang, Hubei, China.

Contact:
Hubei Minkang Pharmaceutical Ltd.
+65-6747-7883

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Hubei Minkang Pharmaceutical Ltd., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Hubei Minkang Pharmaceutical Ltd. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Hubei Minkang Pharmaceutical Ltd. does not undertake any obligation to update any forward looking statement, except as required under applicable law.